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                                                                     EXHIBIT 11


                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                -----------------------------------------------

                                                                                    Fiscal year ended
                                                       --------------------------------------------------------------------------
                                                           March 29, 1996             March 31, 1995            March 25, 1994
                                                        ------------------          ------------------         ---------------
PRIMARY
- -------
Average shares outstanding                                     8,930,000                 9,150,000                8,870,000

Net effect of dilutive stock
       options - based on the
       treasury stock method using
       average market price                                      142,000                   153,000                  206,000
                                                             -----------                ----------               ----------

                 TOTAL                                         9,072,000                 9,303,000                9,076,000
                                                             -----------                ----------               ----------

       Net income                                            $19,766,000               $13,684,000              $21,588,000
                                                             -----------                ----------               ----------

       Net income per share                                  $      2.18               $      1.47              $      2.38
                                                             ===========               ===========              ===========

FULLY DILUTED
- -------------

Average shares outstanding                                     8,930,000                 9,150,000                8,870,000

Net effect of dilutive stock
  options - based on the
  treasury stock method using greater
  of year-end or average market price                            155,000                   153,000                  215,000

Assumed conversion of 8% convertible
       subordinated debentures                                    ---                       ---                   1,505,000
                                                             -----------                ----------               ----------

                 TOTAL                                         9,085,000                 9,303,000                9,590,000
                                                             -----------                ----------               ----------

       Net income                                            $19,766,000               $13,684,000              $21,588,000

Add 8% convertible subordinated
       debenture interest, net of
       federal tax effect                                         ---                       ---                     265,000
                                                             -----------                ----------               ----------

            TOTAL                                            $19,766,000               $13,684,000              $21,853,000
                                                             -----------                ----------               ----------

       Net income per share                                  $      2.18               $      1.47              $      2.28
                                                             ===========               ===========              ===========



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